EXHIBIT 3.1

ARTICLES OF INCORPORATION
OF
IBERIABANK CORPORATION
Article 1. Name. The name of the corporation is IBERIABANK Corporation (hereinafter referred to as the “Corporation”).
Article 2. Nature of Business. The purpose of the Corporation is to: (a) act as a savings bank holding company; (b) engage in any lawful act or activity for which a corporation may be formed under the Louisiana Business Corporation Law, as amended (the “BCL”); (c) purchase, sell, lease and deal in services, personal and real property; and (d) do each and everything necessary, suitable or proper for the accomplishment of any of the purposes or for the attainment of any one or more of the objects herein enumerated or which at any time appear conducive to or expedient for the protection or benefit of the Corporation.
The foregoing shall be construed as powers as well as objects and purposes and the matter expressed in each clause shall, unless herein otherwise expressly provided, be in no wise limited by reference to or inference from the terms of any other clause, but shall be regarded as independent objects, purposes and powers and shall not be construed to limit or restrict in any manner the meaning of the general terms or the general powers of the Corporation.
Article 3. Duration. The term of the existence of the Corporation shall be perpetual.
Article 4. Capital Stock.
A.Authorized Amount. The total number of shares of capital stock which the Corporation has authority to issue is 105,000,000, of which 5,000,000 shall be serial preferred stock, par value $1.00 per share (hereinafter the “Preferred Stock”), and 100,000,000 shall be common stock, par value $1.00 per share (hereinafter the “Common Stock”). Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of stockholders. The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefore.
B.Common Stock. Except as provided in this Article 4 (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power shall be vested in the Common Stock, with each holder thereof being entitled to one vote for each share of such Common Stock standing in the holder’s name on the books of the Corporation. Subject to any rights and preferences of any class of stock having preference over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefore. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation after the holders of any class of stock having preference over the Common Stock have been paid in full any sums to which they may be entitled.

C.Authority of Board to Fix Terms of Preferred Stock. The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into series and to fix by resolution full, limited, multiple or factional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights of the Preferred Stock or any series thereof that may be desired.
[On July 29, 2015 a duly authorized committee of the Board of Directors of the Corporation, pursuant to the authority duly delegated to the committee by the Board of Directors and pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, duly adopted by resolutions, acting without shareholder approval in accordance with R.S. 12:1-1005(7), approving an amendment to the Company’s Articles of Incorporation to add the following as Section D to Article 4 of the Corporation’s Articles of Incorporation:]
D.6.625% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B. Pursuant to the provisions of the Articles of Incorporation of the Corporation and applicable law, a series of preferred stock, par value $1.00 per share, of the Corporation be and hereby is created and the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

(a)	Designation.
The designation of the series of preferred stock shall be “6.625% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B” (the “Series B Preferred Stock”). With respect to payment of dividends and distributions upon the Corporation’s liquidation, dissolution or winding up, the Series B Preferred Stock shall rank (i) senior to the Corporation’s common stock and any other class or series of preferred stock that by its terms ranks junior to the Series B Preferred Stock, (ii) equally with all future series of preferred stock that the Corporation may issue that does not by its terms rank junior to the Series B Preferred Stock and (iii) junior to all existing and future indebtedness and other liabilities of the Corporation any class or series of preferred stock that expressly provides in the articles of amendment creating such preferred stock that it ranks senior to the Series B Preferred Stock (subject to any requisite consents required for the creation of such preferred stock ranking senior to the Series B Preferred Stock).

(b)	Number of Shares.
The number of authorized shares of Series B Preferred Stock shall be 8,625. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation (or a duly authorized committee thereof) and by the filing of a certificate pursuant to the provisions of R.S. 12:1-1006 of the LBCA stating that such increase or decrease, as the case may be, has been so authorized. The Corporation may from time to time, without notice to or the consent of holders of the Series B Preferred Stock, issue additional shares of Series B Preferred Stock, provided that if the additional shares are not fungible for U.S. federal income tax purposes with the initial shares of such series, the additional shares shall be issued under a separate CUSIP number. The additional shares would form a single series together with all previously issued shares of Series B Preferred Stock.

(c)	Definitions.
As used herein with respect to Series B Preferred Stock:
(i)“Business Day” shall mean (i) with respect to the Fixed Rate Period, any weekday in New York, New York that is not a day on which banking institutions in such city are authorized or required by law, regulation, or executive order to be closed and (ii) with respect to the Floating Rate Period, any weekday in New York, New York that is not a day on which banking institutions in such city are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London Banking Day.
(ii)“Dividend Determination Date” shall have the meaning set forth in Section (d)(vii) hereof.
(iii)“Dividend Payment Dates” shall have the meaning set forth in Section (d)(ii) hereof.
(iv)“Dividend Period” shall mean the period from, and including, each Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which shall be the period from, and including, August 5, 2015 to, but excluding, the next succeeding Dividend Payment Date.
(v)“Fixed Period Dividend Payment Date” shall have the meaning set forth in Section (d)(ii) hereof.
(vi)“Floating Period Dividend Payment Date” shall have the meaning set forth in Section (d)(ii) hereof.
(vii)“Fixed Rate Period” shall have the meaning set forth in Section (d)(i) hereof.
(viii)“Floating Rate Period” shall have the meaning set forth in Section (d)(i) hereof.
(ix)“Junior Stock” shall mean the Corporation’s common stock and any other class or series of the Corporation’s capital stock over which the Series B Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on the liquidation, dissolution or winding up of the Corporation.
(x)“Liquidation Preference” shall mean $10,000 per share of Series B Preferred Stock.
(xi)“London Banking Day” shall mean any day on which commercial banks are open dealings in deposits in U.S. dollars in the London interbank market.

(xii)“Nonpayment” shall have the meaning set forth in Section (g)(ii) hereof.
(xiii)“Optional Redemption” shall have the meaning set forth in Section (f)(i) hereof.
(xiv)“Parity Stock” shall mean any class or series of the Corporation’s capital stock that ranks on a par with the Series B Preferred Stock in the payment of dividends and in the distribution of assets on the liquidation, dissolution or winding up of the Corporation, which shall include any class or series of the Corporation’s stock hereafter authorized that ranks on a par with the Series B Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
(xv)“Preferred Stock Directors” shall have the meaning set forth in Section (g)(ii) hereof.
(xvi)“Regulatory Capital Treatment Event” shall mean a good faith determination by the Corporation that, as a result of any (i) amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series B Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series B Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series B Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat the full liquidation value of the Series B Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series B Preferred Stock is outstanding.
(xvii)“Regulatory Event Redemption” shall have the meaning set forth in Section f(ii) hereof.
(xviii)“Series B Preferred Stock” shall have the meaning set forth in Section (a) hereof.
(xix)“Spread” shall have the meaning set forth in Section (d)(i) hereof.
(xx)“Three-month LIBOR” shall mean the London interbank offered rate for deposits in U.S. dollars for a three month period, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Dividend Determination Date. If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant Dividend Determination Date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with the Corporation, shall select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, Three-month LIBOR shall be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the Calculation Agent in consultation with the Corporation shall select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Dividend Determination Date for loans in U.S. dollars to leading European banks for a three month period for the applicable Dividend Period in an amount of at least $1,000,000. If three quotations are provided, Three-month LIBOR shall be the arithmetic average of the quotations provided. Otherwise, Three-month LIBOR for the next Dividend Period shall be equal to Three-month LIBOR in effect for the then-current Dividend Period or, in the case of the first Dividend Period in the Floating Rate Period, the most recent rate on which Three-month LIBOR could have been determined in accordance with the first sentence of this Section had the dividend rate been a floating rate during the Fixed Rate Period.
(xxi)“Voting Parity Stock” shall have the meaning set forth in Section (g)(ii) hereof.

(d)	Dividends.
(i)Holders of the Series B Preferred Stock shall be entitled to receive, only when, as, and if declared by the Corporation’s Board of Directors (or a duly authorized committee thereof), out of assets legally available under applicable law for payment, non-cumulative cash dividends based on the Liquidation Preference, and no more, at a rate equal to (1) 6.625% per annum, for each semi-annual Dividend Period occurring from, and including, the original issue date of the Series B Preferred Stock to, but excluding, August 1, 2025 (the “Fixed Rate Period”), and (2) thereafter, Three-month LIBOR plus a spread of 426.2 basis points per annum (the “Spread”), for each quarterly Dividend Period beginning August 1, 2025 (the “Floating Rate Period”).
(ii)When, as, and if declared by the Corporation’s Board of Directors (or a duly authorized committee thereof) (1) during the Fixed Rate Period, the Corporation shall pay cash dividends on the Series B Preferred Stock semi-annually, in arrears, on February 1 and August 1 of each year (each such date, a “Fixed Period Dividend Payment Date”), beginning on February 1, 2016, and, when, as and if declared by the Corporation’s Board of Directors (or a duly authorized committee thereof) and (2) during the Floating Rate Period, the Corporation shall pay cash dividends on the Series B Preferred Stock quarterly, in arrears, on February 1, May 1, August 1, and November 1 of each year, beginning on November 1, 2025 (each such date, a “Floating Period Dividend Payment Date,” and together with the Fixed Period Dividend Payment Dates, the “Dividend Payment Dates”). The Corporation shall pay cash dividends to the holders of record of shares of the Series B Preferred Stock as such holders appear on the Corporation’s stock register on the applicable record date, which shall be the fifteenth calendar day before that Dividend Payment Date or such other record date fixed by our Board of Directors (or a duly authorized committee thereof) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date.
(iii)If any Dividend Payment Date on or prior to August 1, 2025 is a day that is not a Business Day, then the dividend with respect to that Dividend Payment Date shall instead be paid on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment.  If any Dividend Payment Date after August 1, 2025 is a day that is not a Business Day, then the Dividend Payment Date shall be the immediately succeeding Business Day unless such day falls in the next calendar month, in which case the Dividend Payment Date shall instead be the immediately preceding day that is a Business Day, and dividends will accumulate to the Dividend Payment Date as so adjusted.
(iv)The Corporation shall calculate dividends on the Series B Preferred Stock for the Fixed Rate Period on the basis of a 360-day year of twelve 30-day months. The Corporation shall calculate dividends on the Series B Preferred Stock for the Floating Rate Period on the basis of the actual number of days in a Dividend Period and a 360-day year. Dollar amounts resulting from such calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.
(v)Dividends on the Series B Preferred Stock shall not be cumulative or mandatory. If the Corporation’s Board of Directors (or a duly authorized committee thereof) does not declare a dividend on the Series B Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend shall not accumulate, and the Corporation shall have no obligation to pay a dividend for that Dividend Period at any time, whether or not dividends on the Series B Preferred Stock or any other series of our preferred stock or common stock are declared for any future Dividend Period.
(vi)Dividends on the Series B Preferred Stock shall accumulate from the original issue date of the Series B Preferred Stock at the then-applicable dividend rate on the liquidation preference amount of $10,000 per share. If the Corporation issues additional shares of the Series B Preferred Stock, dividends on those additional shares shall accumulate from the original issue date of those additional shares at the then-applicable dividend rate.
(vii)The dividend rate for each Dividend Period in the Floating Rate Period shall be determined by the Calculation Agent using Three-month LIBOR as in effect on the second London Banking Day prior to the beginning of the Dividend Period, which date shall be the “Dividend Determination Date” for the relevant Dividend Period. The Calculation Agent then shall add Three-month LIBOR as determined on the Dividend Determination Date and the applicable Spread. Once the dividend rate for the Series B Preferred Stock is determined, the Calculation Agent shall deliver that information to the Corporation and the Transfer Agent. Absent manifest error, the Calculation Agent’s determination of the dividend rate for a Dividend Period for the Series B Preferred Stock shall be final.
(viii)So long as any share of Series B Preferred Stock remains outstanding:
(1)    no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock or any dividend in connection with the implementation of a stockholder rights plan or the redemption or repurchase of any rights under such a plan);

(2)    no shares of Junior Stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange for or conversion into Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or pursuant to a contractually binding requirement to buy Junior Stock pursuant to a binding stock repurchase plan existing prior to the most recently completed Dividend Period), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and
(3)    no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation (other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and such Parity Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, as a result of a reclassification of Parity Stock for or into other Parity Stock, or by conversion into or exchange for Junior Stock), during a Dividend Period, unless, in each case, the full dividends for the most recently completed Dividend Period on all outstanding shares of the Series B Preferred Stock have been declared and paid in full or declared and a sum sufficient for the payment of those dividends has been set aside. The foregoing limitations shall not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Corporation’s employment, severance, or consulting agreements) of the Corporation or of any of the Corporation’s subsidiaries heretofore or hereafter adopted.
(ix)Except as provided below, for so long as any share of Series B Preferred Stock remains outstanding, the Corporation shall not declare, pay, or set aside for payment full dividends on any Parity Stock unless the Corporation has paid in full, or set aside payment in full, in respect of all accumulated dividends for all Dividend Periods for outstanding shares of Series B Preferred Stock. To the extent that the Corporation declares dividends on the Series B Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series B Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate dividend payments based on the ratio between the then current and accumulated dividend payments due on the shares of Series B Preferred Stock and (1) in the case of cumulative Parity Stock the aggregate of the accumulated and unpaid dividends due on any such Parity Stock and (2) in the case of non-cumulative Parity Stock the aggregate of the declared but unpaid dividends due on any such Parity Stock. No interest shall be payable in respect of any dividend payment on Series B Preferred Stock that may be in arrears.
(x)Subject to the foregoing conditions, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the Corporation’s Board of Directors (or a duly authorized committee thereof), may be declared and paid on the Corporation’s common stock and any Junior Stock from time to time out of any funds legally available for such payment, and the holders of the Series B Preferred Stock shall not be entitled to participate in such dividends.

(e)	Liquidation Rights.
(i)In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the Corporation’s assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to holders of common stock or any other Junior Stock, a liquidating distribution in the amount equal to the sum of (1) the Liquidation Preference, plus (2) the sum of any declared and unpaid dividends for prior Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled pursuant to the foregoing, the holders of Series B Preferred Stock shall have no right or claim to any remaining assets of the Corporation.
(ii)In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of Parity Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, then the holders of the Series B Preferred Stock and such Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they respectively would be entitled.
(iii)For the purposes of this Section (e), the merger or consolidation of the Corporation with or into any other entity or by another entity with or into the Corporation or the sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation (for cash, securities or other consideration) shall not be deemed to constitute the liquidation, dissolution or winding up of the Corporation. If the Corporation enters into any merger or consolidation transaction with or into any other entity and the Corporation is not the surviving entity in such transaction, the Series B Preferred Stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series B Preferred Stock set forth herein.

(f)	Redemption Rights.
(i)Subject to the further terms and conditions provided herein, the Corporation may redeem the Series B Preferred Stock, in whole or in part, at its option, for cash, on any Dividend Payment Date on or after August  1, 2025, with not less than 30 days’ and not more than 60 days’ notice (“Optional Redemption”), subject to the approval of the appropriate federal banking agency, at the redemption price provided in Section (f)(iii) below. Dividends shall not accumulate on those shares of Series B Preferred Stock so redeemed on and after the applicable redemption date.
(ii)In addition, the Corporation may, redeem the Series B Preferred Stock, in whole but not in part, at its option, for cash, at any time within 90 days following a Regulatory

Capital Treatment Event, subject to the approval of the appropriate federal banking agency, at the redemption price provided in Section (f)(iii) below (a “Regulatory Event Redemption”).
(iii)The redemption price for any redemption of Series B Preferred Stock, whether an Optional Redemption or Regulatory Event Redemption, shall be equal to (i) $10,000 per share of Series B Preferred Stock, plus any declared and unpaid dividends (without regard to any undeclared dividends) to, but excluding, the date of redemption.
(iv)Any notice given as provided in this Section (f) shall be conclusively presumed to have been duly given, whether or not the holder receives the notice, and any defect in the notice or in the provision of the notice, to any holder of shares of Series B Preferred Stock designated for redemption will not affect the redemption of any other shares of Series B Preferred Stock. Any notice provided to a holder of Series B Preferred Stock shall be deemed given on the date provided, whether or not the holder actually receives the notice. A notice of redemption shall be given not less than 30 days and not more than 60 days prior to the date of redemption specified in the notice, and shall specify (i) the redemption date, (ii) the redemption price, (iii) if fewer than all shares of Series B Preferred Stock are to be redeemed, the number of shares of Series B Preferred Stock to be redeemed and (iv) the manner in which holders of Series B Preferred Stock called for redemption may obtain payment of the redemption price in respect of those shares. Notwithstanding anything to the contrary in this paragraph, if the Series B Preferred Stock is issued in book-entry form through The Depositary Trust Company or any other similar facility, notice of redemption may be given to the holders of Series B Preferred Stock at such time and in any manner permitted by such facility.
(v)If notice of redemption of any shares of Series B Preferred Stock has been given by the Corporation and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series B Preferred Stock, then from and after the Redemption Date such shares of Series B Preferred Stock shall no longer be outstanding for any purpose, all dividends with respect to such shares of Series B Preferred Stock shall cease to accumulate from the Redemption Date and all rights of the holders of such shares shall terminate, except the right to receive the Redemption Price, without interest. Series B Preferred Stock redeemed pursuant to this Section (f) or purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of preferred stock and may be reissued by the Corporation at any time as shares of any series of preferred stock other than as Series B Preferred Stock.
(vi)In the event that fewer than all the outstanding shares of Series B Preferred Stock are to be redeemed, the shares of Series B Preferred Stock to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board of Directors of the Corporation (or a duly authorized committee thereof), determines to be fair and equitable, subject to the provisions hereof. The Board of Directors of the Corporation (or a duly authorized committee thereof) shall have the full power and authority to prescribe the terms and conditions upon which such shares of Series B Preferred Stock may be redeemed from time to time.
(vii)No holder of Series B Preferred Stock shall have the right to require the redemption of the Series B Preferred Stock.

(g)	Voting Rights.
(i)Holders of Series B Preferred Stock shall not have any voting rights, except as set forth below or as otherwise required by the Louisiana Business Corporation Act.
(ii)Whenever dividends payable on the Series B Preferred Stock or any other class or series of preferred stock ranking equally with the Series B Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable, have not been declared and paid in an aggregate amount equal to, as to any class or series, the equivalent of at least three or more semi-annual or six or more quarterly Dividend Periods, as applicable, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Series B Preferred Stock voting as a class with holders of shares of any other series of our preferred stock ranking equally with the Series B Preferred Stock as to payment of dividends, and upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), shall be entitled to vote for the election of two additional directors of the Board of Directors of the Corporation on the terms set forth in this Section (g) (and to fill any vacancies in the terms of such directorships) (the “Preferred Stock Directors”). Holders of all series of our Voting Parity Stock shall vote as a single class. In the event that the holders of the shares of the Series B Preferred Stock are entitled to vote as described in this Section (g), the number of members of the Corporation’s Board of Directors at that time shall be increased by two directors, and the holders of the Series B Preferred Stock shall have the right, as members of that class, to elect two directors at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series B Preferred Stock or any other series of Voting Parity Stock (unless such request is received less than 90 days before the date fixed for the Corporation’s next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of the stockholders), provided that the election of any Preferred Stock Directors shall not cause the Corporation to violate the corporate governance requirements of the NASDAQ Global Select Market (or any other exchange on which the securities of the Corporation may at such time be listed) that listed companies must have a majority of independent directors, and provided further that at no time shall the Board of Directors of the Corporation include more than two Preferred Stock Directors.
(iii)The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section (g)(iv). In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the holders of the Series B Preferred Stock (together with holders of any Voting Parity Stock) to serve until the next annual meeting of the stockholders.
(iv)When the Corporation has paid full dividends on the Series B Preferred Stock for the equivalent of at least two semi-annual or four quarterly Dividend Periods, as applicable, following a Nonpayment, then the right of the holders of Series B Preferred Stock to elect the Preferred Stock Directors set forth in this Section (g) shall cease (except as provided by law and subject always to the same provisions for the vesting of the special voting rights in the case of any future Nonpayment). Upon termination of the right of the holders of the Series B Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors as set forth in this Section (g), the term of office of all Preferred Stock Directors then in office elected by only those holders shall terminate immediately. Whenever the term of office of the Preferred Stock Directors ends and the related voting rights have expired, the number of directors automatically will be decreased to the number of directors as otherwise would prevail. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series B Preferred Stock (together with holders of any Voting Parity Stock) when they have the voting rights described in Section (g)(ii).
(v)So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of holders of at least 66⅔% in voting power of the Series B Preferred Stock and any Voting Parity Stock, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series B Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66⅔% in voting power of the Series B Preferred Stock, amend, alter or repeal any provision of these Articles of Amendment or the Articles of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series B Preferred Stock.
Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on parity with or junior to the shares of the Series B Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series B Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the Series B Preferred Stock shall not be deemed to adversely affect the powers, preferences or special rights of the Series B Preferred Stock.
(vi)Notice for a special meeting to elect the Preferred Stock Directors shall be given in a similar manner to that provided in the Corporation’s By-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series B Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section (g)(vi), and for that purpose shall have access to the stock register of the Corporation.

(vii)Except as otherwise set forth in Section (g)(vi) hereof, the rules and procedures for calling and conducting any meeting of the holders of Series B Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors of the Corporation (or a duly authorized committee thereof), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation of the Corporation, the By-laws of the Corporation, and applicable laws and the rules of any national securities exchange or other trading facility on which Series B Preferred Stock is listed or traded at the time.

(h)	Conversion Rights.
The holders of Series B Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any interest or property in, the Corporation.

(i)	No Sinking Fund.
No sinking fund shall be established for the retirement or redemption of Series B Preferred Stock.

(j)	No Preemptive or Subscription Rights.
No holder of Series B Preferred Stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation that it may issue or sell.

(k)	No Other Rights.
The Series B Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth herein or in the Company’s Articles of Incorporation or as otherwise required by applicable law.

[On May 3, 2016, a duly authorized committee of the Board of Directors of the Corporation, pursuant to the authority duly delegated to the committee by the Board of Directors and pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, duly adopted by resolutions, acting without shareholder approval in accordance with R.S. 12:1-1005(7), approving an amendment to the Corporation’s Articles of Incorporation to add the following as Section E to Article 4 of the Corporation’s Articles of Incorporation:]
E. 6.60% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C. Pursuant to the provisions of the Articles of Incorporation of the Corporation and applicable law, a series of preferred stock, par value $1.00 per share, of the Corporation be and hereby is created and the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
(a) Designation.
The designation of the series of preferred stock shall be “6.60% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C” (the “Series C Preferred Stock”). With respect to payment of dividends and distributions upon the Corporation’s liquidation, dissolution or winding up, the Series C Preferred Stock shall rank (i) senior to the Corporation’s common stock and any other class or series of preferred stock that by its terms ranks junior to the Series C Preferred Stock, (ii) equally with all existing and future series of preferred stock that does not by its terms so provide, including the Series B Preferred Stock and (iii) junior to all existing and future indebtedness and other liabilities of the Corporation any class or series of preferred stock that expressly provides in the articles of amendment creating such preferred stock that it ranks senior to the Series C Preferred Stock (subject to any requisite consents prior to issuance).
(b) Number of Shares.
The number of authorized shares of Series C Preferred Stock shall be 5,750. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation (or a duly authorized committee thereof) and by the filing of a certificate pursuant to the provisions of R.S. 12:1-1006 of the LBCA stating that such increase or decrease, as the case may be, has been so authorized. The Corporation may from time to time, without notice to or the consent of holders of the Series C Preferred Stock, issue additional shares of Series C Preferred Stock, provided that if the additional shares are not fungible for U.S. federal income tax purposes with the initial shares of such series, the additional shares shall be issued under a separate CUSIP number. The additional shares would form a single series together with all previously issued shares of Series C Preferred Stock.
(c) Definitions.
As used herein with respect to Series C Preferred Stock:

(i)“Business Day” shall mean (i) with respect to the Fixed Rate Period, any weekday in New York, New York that is not a day on which banking institutions in such city are authorized or required by law, regulation, or executive order to be closed and (ii) with respect to the Floating Rate Period, any weekday in New York, New York that is not a day on which banking institutions in such city are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London Banking Day.
(ii)“Dividend Determination Date” shall have the meaning set forth in Section (d)(vii) hereof.
(iii)“Dividend Payment Dates” shall have the meaning set forth in Section (d)(ii) hereof.
(iv)“Dividend Period” shall mean the period from, and including, each Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which shall be the period from, and including, May 9, 2016 to, but excluding, the next succeeding Dividend Payment Date.
(v)“Fixed Rate Period” shall have the meaning set forth in Section (d)(i) hereof.
(vi)“Floating Rate Period” shall have the meaning set forth in Section (d)(i) hereof.
(vii)“Junior Stock” shall mean the Corporation’s common stock and any other class or series of the Corporation’s capital stock over which the Series C Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on the liquidation, dissolution or winding up of the Corporation.
(viii)“Liquidation Preference” shall mean $10,000 per share of Series C Preferred Stock.
(ix)“London Banking Day” shall mean any day on which commercial banks are open dealings in deposits in U.S. dollars in the London interbank market.
(x)“Nonpayment” shall have the meaning set forth in Section (g)(ii) hereof.
(xi)“Optional Redemption” shall have the meaning set forth in Section (f)(i) hereof.
(xii)“Parity Stock” shall mean any class or series of the Corporation’s capital stock that ranks on a par with the Series C Preferred Stock in the payment of dividends and in the distribution of assets on the liquidation, dissolution or winding up of the Corporation, which shall include the Series B Preferred Stock and any other class or series of the Corporation’s stock hereafter authorized that ranks on a par with the Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
(xiii)“Preferred Stock Directors” shall have the meaning set forth in Section (g)(ii) hereof.

(xiv)“Regulatory Capital Treatment Event” shall mean a good faith determination by the Corporation that, as a result of any (i) amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series C Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series C Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series C Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat the full liquidation value of the Series C Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series C Preferred Stock is outstanding.
(xv)“Regulatory Event Redemption” shall have the meaning set forth in Section f(ii) hereof.
(xvi)“Series C Preferred Stock” shall have the meaning set forth in Section (a) hereof.
(xvii)“Spread” shall have the meaning set forth in Section (d)(i) hereof.
(xviii)“Three-month LIBOR” shall mean the London interbank offered rate for deposits in U.S. dollars for a three month period, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Dividend Determination Date. If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant Dividend Determination Date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with the Corporation, shall select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, Three-month LIBOR shall be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the Calculation Agent in consultation with the Corporation shall select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Dividend Determination Date for loans in U.S. dollars to leading European banks for a three month period for the applicable Dividend Period in an amount of at least $1,000,000. If three quotations are provided, Three-month LIBOR shall be the arithmetic average of the quotations provided. Otherwise, Three-month LIBOR for the next Dividend Period shall be equal to Three-month LIBOR in effect for the then-current Dividend Period or, in the case of the first Dividend Period in the Floating Rate Period, the most recent rate on which Three-month LIBOR could have been determined in accordance with the first sentence of this Section had the dividend rate been a floating rate during the Fixed Rate Period.

(xix)“Voting Parity Stock” shall have the meaning set forth in Section (g)(ii) hereof.
(d) Dividends.
(i) Holders of the Series C Preferred Stock shall be entitled to receive, only when, as, and if declared by the Corporation’s Board of Directors (or a duly authorized committee thereof), out of assets legally available under applicable law for payment, non-cumulative cash dividends based on the Liquidation Preference, and no more, at a rate equal to (1) 6.60% per annum, for each quarterly Dividend Period occurring from, and including, the original issue date of the Series C Preferred Stock to, but excluding, May 1, 2026 (the “Fixed Rate Period”), and (2) thereafter, Three-month LIBOR plus a spread of 492 basis points per annum (the “Spread”), for each quarterly Dividend Period beginning May 1, 2026 (the “Floating Rate Period”).
(ii) When, as, and if declared by the Corporation’s Board of Directors (or a duly authorized committee thereof), the Corporation shall pay cash dividends on the Series C Preferred Stock quarterly, in arrears, on February 1, May 1, August 1, and November 1 of each year (each such date, a “Dividend Payment Date”), beginning on August 1, 2016, and, when, as and if declared by the Corporation’s Board of Directors (or a duly authorized committee thereof). The Corporation shall pay cash dividends to the holders of record of shares of the Series C Preferred Stock as such holders appear on the Corporation’s stock register on the applicable record date, which shall be the fifteenth calendar day before that Dividend Payment Date or such other record date fixed by our Board of Directors (or a duly authorized committee thereof) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date.

(iii) If any Dividend Payment Date on or prior to May 1, 2026 is a day that is not a Business Day, then the dividend with respect to that Dividend Payment Date shall instead be paid on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment.  If any Dividend Payment Date after May 1, 2026 is a day that is not a Business Day, then the Dividend Payment Date shall be the immediately succeeding Business Day unless such day falls in the next calendar month, in which case the Dividend Payment Date shall instead be the immediately preceding day that is a Business Day, and dividends will accumulate to the Dividend Payment Date as so adjusted.
(iv) The Corporation shall calculate dividends on the Series C Preferred Stock for the Fixed Rate Period on the basis of a 360-day year of twelve 30-day months. The Corporation shall calculate dividends on the Series C Preferred Stock for the Floating Rate Period on the basis of the actual number of days in a Dividend Period and a 360-day year. Dollar amounts resulting from such calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.
(v) Dividends on the Series C Preferred Stock shall not be cumulative or mandatory. If the Corporation’s Board of Directors (or a duly authorized committee thereof) does not declare a dividend on the Series C Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend shall not accumulate, and the Corporation shall have no obligation to pay a dividend for that Dividend Period at any time, whether or not dividends on the Series C Preferred Stock or any other series of our preferred stock or common stock are declared for any future Dividend Period.

(vi) Dividends on the Series C Preferred Stock shall accumulate from the original issue date of the Series C Preferred Stock at the then-applicable dividend rate on the liquidation preference amount of $10,000 per share. If the Corporation issues additional shares of the Series C Preferred Stock, dividends on those additional shares shall accumulate from the original issue date of those additional shares at the then-applicable dividend rate.
(vii) The dividend rate for each Dividend Period in the Floating Rate Period shall be determined by the Calculation Agent using Three-month LIBOR as in effect on the second London Banking Day prior to the beginning of the Dividend Period, which date shall be the “Dividend Determination Date” for the relevant Dividend Period. The Calculation Agent then shall add Three-month LIBOR as determined on the Dividend Determination Date and the applicable Spread. Once the dividend rate for the Series C Preferred Stock is determined, the Calculation Agent shall deliver that information to the Corporation and the Transfer Agent. Absent manifest error, the Calculation Agent’s determination of the dividend rate for a Dividend Period for the Series C Preferred Stock shall be final.
(viii) So long as any share of Series C Preferred Stock remains outstanding:
(1) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock or any dividend in connection with the implementation of a stockholder rights plan or the redemption or repurchase of any rights under such a plan);
(2) no shares of Junior Stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange for or conversion into Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or pursuant to a contractually binding requirement to buy Junior Stock pursuant to a binding stock repurchase plan existing prior to the most recently completed Dividend Period), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and
(3) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation (other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such Parity Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, as a result of a reclassification of Parity Stock for or into other Parity Stock, or by conversion into or exchange for Junior Stock), during a Dividend Period, unless, in each case, the full dividends for the most recently completed Dividend Period on all outstanding shares of the Series C Preferred Stock have been declared and paid in full or declared and a sum sufficient for the payment of those dividends has been set aside. The foregoing limitations shall not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Corporation’s employment, severance, or consulting agreements) of the

Corporation or of any of the Corporation’s subsidiaries heretofore or hereafter adopted.
(ix) Except as provided below, for so long as any share of Series C Preferred Stock remains outstanding, the Corporation shall not declare, pay, or set aside for payment full dividends on any Parity Stock unless the Corporation has paid in full, or set aside payment in full, in respect of all accumulated dividends for all Dividend Periods for outstanding shares of Series C Preferred Stock. To the extent that the Corporation declares dividends on the Series C Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series C Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate dividend payments based on the ratio between the then current and accumulated dividend payments due on the shares of Series C Preferred Stock and (1) in the case of cumulative Parity Stock the aggregate of the accumulated and unpaid dividends due on any such Parity Stock and (2) in the case of non-cumulative Parity Stock the aggregate of the declared but unpaid dividends due on any such Parity Stock. No interest shall be payable in respect of any dividend payment on Series C Preferred Stock that may be in arrears.
(x) Subject to the foregoing conditions, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the Corporation’s Board of Directors (or a duly authorized committee thereof), may be declared and paid on the Corporation’s common stock and any Junior Stock from time to time out of any funds legally available for such payment, and the holders of the Series C Preferred Stock shall not be entitled to participate in such dividends.
(e) Liquidation Rights.
(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the Corporation’s assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to holders of common stock or any other Junior Stock, a liquidating distribution in the amount equal to the sum of (1) the Liquidation Preference, plus (2) the sum of any declared and unpaid dividends for prior Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled pursuant to the foregoing, the holders of Series C Preferred Stock shall have no right or claim to any remaining assets of the Corporation.
(ii) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of Parity Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, then the holders of the Series C Preferred Stock and such Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they respectively would be entitled.

(iii) For the purposes of this Section (e), the merger or consolidation of the Corporation with or into any other entity or by another entity with or into the Corporation or the sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation (for cash, securities or other consideration) shall not be deemed to constitute the liquidation, dissolution or winding up of the Corporation. If the Corporation enters into any merger or consolidation transaction with or into any other entity and the Corporation is not the surviving entity in such transaction, the Series C Preferred Stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series C Preferred Stock set forth herein.
(f) Redemption Rights.
(i) Subject to the further terms and conditions provided herein, the Corporation may redeem the Series C Preferred Stock, in whole or in part, at its option, for cash, on any Dividend Payment Date on or after May 1, 2026, with not less than 30 days’ and not more than 60 days’ notice (“Optional Redemption”), subject to the approval of the appropriate federal banking agency, at the redemption price provided in Section (f)(iii) below. Dividends shall not accumulate on those shares of Series C Preferred Stock so redeemed on and after the applicable redemption date.
(ii) In addition, the Corporation may, redeem the Series C Preferred Stock, in whole but not in part, at its option, for cash, at any time within 90 days following a Regulatory Capital Treatment Event, subject to the approval of the appropriate federal banking agency, at the redemption price provided in Section (f)(iii) below (a “Regulatory Event Redemption”).
(iii) The redemption price for any redemption of Series C Preferred Stock, whether an Optional Redemption or Regulatory Event Redemption, shall be equal to (i) $10,000 per share of Series C Preferred Stock, plus any declared and unpaid dividends (without regard to any undeclared dividends) to, but excluding, the date of redemption.
(iv) Any notice given as provided in this Section (f) shall be conclusively presumed to have been duly given, whether or not the holder receives the notice, and any defect in the notice or in the provision of the notice, to any holder of shares of Series C Preferred Stock designated for redemption will not affect the redemption of any other shares of Series C Preferred Stock. Any notice provided to a holder of Series C Preferred Stock shall be deemed given on the date provided, whether or not the holder actually receives the notice. A notice of redemption shall be given not less than 30 days and not more than 60 days prior to the date of redemption specified in the notice, and shall specify (i) the redemption date, (ii) the redemption price, (iii) if fewer than all shares of Series C Preferred Stock are to be redeemed, the number of shares of Series C Preferred Stock to be redeemed and (iv) the manner in which holders of Series C Preferred Stock called for redemption may obtain payment of the redemption price in respect of those shares. Notwithstanding anything to the contrary in this paragraph, if the Series C Preferred Stock is issued in book-entry form through The Depositary Trust Company or any other similar facility, notice of redemption may be given to the holders of Series C Preferred Stock at such time and in any manner permitted by such facility.

(v) If notice of redemption of any shares of Series C Preferred Stock has been given by the Corporation and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series C Preferred Stock, then from and after the Redemption Date such shares of Series C Preferred Stock shall no longer be outstanding for any purpose, all dividends with respect to such shares of Series C Preferred Stock shall cease to accumulate from the Redemption Date and all rights of the holders of such shares shall terminate, except the right to receive the Redemption Price, without interest. Series C Preferred Stock redeemed pursuant to this Section (f) or purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of preferred stock and may be reissued by the Corporation at any time as shares of any series of preferred stock other than as Series C Preferred Stock.
(vi) In the event that fewer than all the outstanding shares of Series C Preferred Stock are to be redeemed, the shares of Series C Preferred Stock to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board of Directors of the Corporation (or a duly authorized committee thereof), determines to be fair and equitable, subject to the provisions hereof. The Board of Directors of the Corporation (or a duly authorized committee thereof) shall have the full power and authority to prescribe the terms and conditions upon which such shares of Series C Preferred Stock may be redeemed from time to time.
(vii) No holder of Series C Preferred Stock shall have the right to require the redemption of the Series C Preferred Stock.
(g) Voting Rights.
(i) Holders of Series C Preferred Stock shall not have any voting rights, except as set forth below or as otherwise required by the Louisiana Business Corporation Act.
(ii) Whenever dividends payable on the Series C Preferred Stock or any other class or series of preferred stock ranking equally with the Series C Preferred Stock, including the Series B Preferred Stock, as to payment of dividends, and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable, have not been declared and paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six or more quarterly Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Series C Preferred Stock voting as a class with holders of shares of any other series of our preferred stock ranking equally with the Series C Preferred Stock, including the Series B Preferred Stock, as to payment of dividends, and upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), shall be entitled to vote for the election of two additional directors of the Board of Directors of the Corporation on the terms set forth in this Section (g) (and to fill any vacancies in the terms of such directorships) (the “Preferred Stock Directors”). Holders of all series of our Voting Parity Stock shall vote as a single class. In the event that the holders of the shares of the Series C Preferred Stock are entitled to vote as described in this Section (g), the number of members of the Corporation’s Board of Directors at that time shall be increased by two directors, and the holders of the Series C Preferred Stock shall have the right, as members of that class, to elect two directors at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series C Preferred Stock or any other series of Voting Parity Stock (unless such request is received less than 90 days before the date fixed for the Corporation’s next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of the stockholders), provided that the election of any Preferred Stock Directors shall not cause the Corporation to violate the corporate governance requirements of the NASDAQ Global Select Market (or any other exchange on which the securities of the Corporation may at such time be listed) that listed companies must have a majority of independent directors, and provided further that at no time shall the Board of Directors of the Corporation include more than two Preferred Stock Directors.
(iii) The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section (g)(iv). In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the holders of the Series C Preferred Stock (together with holders of any Voting Parity Stock) to serve until the next annual meeting of the stockholders.
(iv) When the Corporation has paid full dividends on the Series C Preferred Stock for the equivalent of at least four quarterly Dividend Periods, following a Nonpayment, then the right of the holders of Series C Preferred Stock to elect the Preferred Stock Directors set forth in this Section (g) shall cease (except as provided by law and subject always to the same provisions for the vesting of the special voting rights in the case of any future Nonpayment). Upon termination of the right of the holders of the Series C Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors as set forth in this Section (g), the term of office of all Preferred Stock Directors then in office elected by only those holders shall terminate immediately. Whenever the term of office of the Preferred Stock Directors ends and the related voting rights have expired, the number of directors automatically will be decreased to the number of directors as otherwise would prevail. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series C Preferred Stock (together with holders of any Voting Parity Stock) when they have the voting rights described in Section (g)(ii).
(v) So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the Series C Preferred Stock and any Voting Parity Stock, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series C Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, so long as any shares of the Series C Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series C Preferred Stock, amend, alter or repeal any provision of these Articles of

Amendment or the Articles of Incorporation of the Corporation, including by merger, consolidation or otherwise, so as to affect the powers, preferences or special rights of the Series C Preferred Stock.
Notwithstanding the foregoing, (i) any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on parity with or junior to the shares of the Series C Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to affect such powers, preferences or special rights and (ii) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series C Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the Series C Preferred Stock shall not be deemed to affect the powers, preferences or special rights of the Series C Preferred Stock.
(vi) Notice for a special meeting to elect the Preferred Stock Directors shall be given in a similar manner to that provided in the Corporation’s By-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series C Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section (g)(vi), and for that purpose shall have access to the stock register of the Corporation.
(vii) Except as otherwise set forth in Section (g)(vi) hereof, the rules and procedures for calling and conducting any meeting of the holders of Series C Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors of the Corporation (or a duly authorized committee thereof), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation of the Corporation, the By-laws of the Corporation, and applicable laws and the rules of any national securities exchange or other trading facility on which Series C Preferred Stock is listed or traded at the time.
(h) Conversion Rights.
The holders of Series C Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any interest or property in, the Corporation.
(i) No Sinking Fund.
No sinking fund shall be established for the retirement or redemption of Series C Preferred Stock.

(j) No Preemptive or Subscription Rights.
No holder of Series C Preferred Stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation that it may issue or sell.
(k) No Other Rights.
The Series C Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth herein or in the Company’s Articles of Incorporation or as otherwise required by applicable law.

Article 5. Incorporator. The name and mailing address of the sole incorporator is as follows.
Name         Address
Iberia Savings Bank        1101 East Admiral Doyle Drive, New Iberia, Louisiana 70560
Article 6. Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.
A.Number. The number of directors of the Corporation shall be as specified in the Corporation’s Bylaws, as may be amended from time to time.
B.Classification and Term. The Board of Directors shall be divided into three classes as nearly equal in number as possible, with one class to be elected annually. At each annual meeting of stockholders, the directors elected to succeed those in the class whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders and when their respective successors are elected and qualified.
C.No Cumulative Voting. Stockholders of the Corporation shall not be permitted to cumulate their votes for the election of directors.
D.Vacancies. Any vacancy occurring in the Board of Directors, including any vacancy created by reason of any increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall serve until the term of the class to which he was appointed shall expire and until his successor is elected and qualified. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned, provided that no decrease in the number of directors shall shorten the term of any incumbent director.
E.Removal. Any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office without cause by an affirmative vote of not less than 75% of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose and may be removed from office with cause by an affirmative vote of not less than a majority of the total votes eligible to be cast by stockholders.

Cause for removal shall exist only if the director whose removal is proposed has been either declared incompetent by an order of a court, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director’s duties to the Corporation. At least 30 days prior to such meeting of stockholders, written notice shall be sent to the director whose removal will be considered at the meeting.
F.Nominations of Directors. Nominations of candidates for election as directors at any annual meeting of stockholders may be made (a) by, or at the direction of, a majority of the Board of Directors or (b) by any stockholder entitled to vote at such. annual meeting. Only persons nominated in accordance with the procedures set forth in this Article 6.F shall be eligible for election as directors at an annual meeting. Ballots bearing the names of all the persons who have been nominated for election as directors at an annual meeting in accordance with the procedures set forth in this Article 6.F shall be provided for use at the annual meeting.
Nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this Article 6.F. To be timely, a stockholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation; provided, however, that with respect to the first scheduled annual meeting following the completion of the mutual-to-stock conversion of Iberia Savings Bank, New Iberia, Louisiana (the “Savings Bank”), and the reorganization of the Savings Bank into the holding company structure, notice by the stockholder must be so delivered or received no later than the close of business on the tenth day following the day on which notice of the date of the scheduled annual meeting was mailed, provided further that the notice by the stockholder must be delivered or received no later than the close of business on the fifth day preceding the date of the meeting. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director and as to the stockholder giving the notice (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Corporation stock which are Beneficially Owned (as defined in Article 9.A(e)) by such person on the date of such stockholder notice, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, but not limited to, information required to be disclosed by Items 4, 5, 6 and 7 of Schedule 14A and information which would be required to be filed on Schedule 14B with the Securities and Exchange Commission (or any successors of such items or schedules); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and (ii) the class and number of shares of Corporation stock which are Beneficially Owned by such stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. At the request of the Board of Directors, any person nominated by, or at the direction of, the Board for election as a director at any annual meeting shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.
The Board of Directors may reject any nomination by a stockholder not timely made in accordance with the requirements of this Article 6F if the Board of Directors, or a designated committee thereof, determines that the information provided in a stockholder’s notice does not satisfy the informational requirements of this Article 6.F in any material respect, the Secretary of the Corporation shall promptly notify such stockholder of the deficiency in the notice. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five days from the date such deficiency notice is given to the stockholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee reasonably determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of this Article 6.F. in any material respect, then the Board of Directors may reject such stockholder’s nomination. The Secretary of the Corporation shall notify a stockholder in writing whether his nomination has been made in accordance with the time and informational requirements of this Article 6.F. Notwithstanding the procedures set forth in this paragraph, if neither the Board of Directors nor such committee makes a determination as to the validity of any nominations by a stockholder, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of this Article 6.F. If the presiding officer determines that a nomination was made in accordance with the terms of this Article 6.F, he shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to such nominee. If the presiding officer determines that a nomination was not made in accordance with the terms of this Article 6.F, he shall so declare at the annual meeting and the defective nomination shall be disregarded.
G.Discharge of Duties. In discharging the duties of their respective positions, the Board of Directors, committees of the Board of Directors and individual directors shall, in considering the best interests of the Corporation, consider the effects of any action upon the employees of the Corporation and its subsidiaries, the depositors and borrowers of any insured institution subsidiary, the communities in which offices or other establishments of the Corporation or any subsidiary are located and all other pertinent factors.
H.Any director may resign at any time by sending a written notice of such resignation to the registered office of the Corporation addressed to the Chairman of the Board or the President. Unless otherwise specified, such resignation shall take effect upon receipt by the Chairman of the Board or the President.
I.Rights of Holders of Preferred Stock. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Article 6 with respect to the director or directors elected by such holders of Preferred Stock shall be subject to the terms of any resolution adopted by the Board of Directors pursuant to Article 4 hereof creating such class or series of Preferred Stock.

Article 7. Preemptive Rights. No holder of the capital stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the Corporation, or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of a dividend.
Article 8.    Personal Liability, Indemnification, Advancement of Expenses and Other Rights of Officers, Directors, Employees and Agents.
A.Personal Liability of Directors and Officers. A director or, officer of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited.
B.Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Louisiana law.
C.Advancement of Expenses. Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending an action, suit or proceeding described in Section B of this Article 8 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by the board of directors (without regard to whether participating members thereof are parties to such action suit or proceeding), upon receipt of a commitment by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.
D.Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, insurance or other agreement, vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
E.Insurance. The Corporation shall have the power to purchase and maintain insurance or other similar arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 8.
F.Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding its interest in the transaction), the Corporation may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 8.
G.Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 8 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 8, and no amendment or termination of any trust or other fund or form of self-insurance arrangement created pursuant to Section F of this Article 8, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.
H.Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision of this Article 8, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervener or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.
Article 9. Meetings of Stockholders and Stockholder Proposals.

A.	Definitions.
(a)Acquire. The term “Acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.
(b)Acting in Concert. The term “Acting in Concert” means (a) knowing participation in joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to an contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.
(c)Affiliate. An “Affiliate” of, or a Person “affiliated with,” a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.
(d)Associate. The term “Associate” used to indicate a relationship with any Person means:

(i)Any corporation or organization (other than the Corporation or a Subsidiary of the Corporation), or any subsidiary or parent thereof, of which such Person is a director, officer or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities;
(ii)Any trust or other estate in which such Person has a 10% or greater beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, such term shall not include any employee stock benefit plan of the Corporation or a Subsidiary of the Corporation in which such Person has a 10% or greater beneficial interest or serves as a trustee or in a similar fiduciary capacity;
(iii)Any relative or spouse of such Person (or any relative of such spouse) who has the same home as such Person or who is a director or officer of the Corporation or a Subsidiary of the Corporation (or any subsidiary or parent thereof); or
(iv)Any investment company registered under the Investment Company Act of 1940 for which such Person or an Affiliate or Associate of such Person serves as investment advisor.
(e)Beneficial Owner (including Beneficially Owned). A Person shall be considered the “Beneficial Owner” of any shares of stock (whether or not owned of record):
(i)With respect to which such Person or any Affiliate or Associate of such Person directly or indirectly has or shares (A) voting power, including the power to vote or to direct the voting of such shares of stock, and/or (B) investment power, including the power to dispose of or to direct the disposition of such shares of stock;
(ii)Which such Person or any Affiliate or Associate of such Person has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, and/or (B) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exercisable immediately or only after the passage of time); or
(iii)Which are Beneficially Owned within the meaning of (i) or (ii) of this Article 9.A(e) by any other Person with which such first-mentioned Person or any of its Affiliates or Associates either (A) has any agreement, arrangement or understanding, written or oral, with respect to acquiring, holding, voting or disposing of any shares of stock of the Corporation or any Subsidiary of the Corporation or acquiring, holding or disposing of all or substantially all, or any Substantial Part, of the assets or business of the Corporation or a Subsidiary of the Corporation, or (B) is Acting in Concert. For the purpose only of determining whether a Person is a Beneficial Owner of a percentage specified in this Article 9 of the outstanding Voting Shares, such shares shall be deemed to include any Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion right, exchange rights, warrants, options or otherwise and which are deemed to be Beneficially Owned by such Person pursuant to the foregoing provisions of this Article 9.A(e), but shall not include any other Voting Shares which may be issuable in such matter.
(f)Offer. The term “Offer” shall mean every offer to buy or acquire, solicitation of an offer to sell, tender offer or request or invitation for tender of, a security or interest in a security for value; provided that the term “Offer” shall not include (i) inquiries directed solely to the management of the Corporation and not intended to be communicated to stockholders which are designed to elicit an indication of management’s receptivity to the basic structure of a potential acquisition with respect to the amount of cash and or securities, manner of acquisition and formula for determining price, or (ii) nonbinding expressions of understanding or letters of intent with the management of the Corporation regarding the basic structure of a potential acquisition with respect to the amount of cash and or securities, manner of acquisition and formula for determining price.
(g)Person. The term “Person” shall mean any individual, partnership, corporation, association, trust, group or other entity. When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnership, syndicate, associate or group shall be deemed a “Person.”
(h)Substantial Part. The term “Substantial Part” as used with reference to the assets of the Corporation or of any Subsidiary means assets having a value of more than 10% of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation’s most recent fiscal year ending prior to the time the determination is being made.
(i)Subsidiary. “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Person in question.
(j)Voting Shares. “Voting Shares” shall mean shares of the Corporation entitled to vote generally in an election of directors.
(k)Certain Determinations With Respect to Article 9. A majority of the directors shall have the power to determine for the purposes of this Article 9, on the basis of information known to them and acting in good faith: (A) the number of Voting Shares of which any Person is the Beneficial Owner, (B) whether a Person is an Affiliate or Associate of another, (C) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of “Beneficial Owner” as herein above defined, and (D) such other matters with respect to which a determination is required under this Article 9.
(l)Directors, Officers or Employees. Directors, officers or employees of the Corporation or any Subsidiary thereof shall not be deemed to be a group with respect to their individual acquisitions of any class of equity securities of the Corporation solely as a result of their capacities as such.
B.Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the Chairman of the Board or the President, or (iii) by Persons who Beneficially Own an aggregate of at least 50% of the outstanding Voting Shares.
C.Action Without a Meeting. Any action permitted to be taken by the stockholders at a meeting may be taken without a meeting if consent in writing setting forth the action so taken shall be signed by all of the stockholders who would be entitled to vote at a meeting for such purpose and filed with the Secretary of the Corporation as part of the corporate records.
D.Stockholder Proposals. At an annual meeting of stockholders, only such new business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting by, or at the direction of, (a) the Board of Directors or (b) any stockholder of the Corporation who complies with all the requirements set forth in this Article 9.D.
Proposals, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this Article 9.D. For stockholder proposals to be included in the Corporation’s proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act (or any successor regulation). With respect to stockholder proposals to be considered at the annual meeting of stockholders but not included in the Corporation’s proxy materials, the stockholder notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation. not later than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation; provided, however, that with respect to the first scheduled annual meeting following the completion of the mutual-to-stock conversion of the Savings Bank and the reorganization of the Savings Bank into the holding company structure, notice by the stockholder must be so delivered or received no later than the close of business on the tenth day following the day on which notice of the date of the scheduled annual meeting was mailed, provided further that the notice by the stockholder must be delivered or received no later than the close of business on the fifth day preceding the date of the meeting. Such stockholder’s notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Corporation’s capital stock which are Beneficially Owned by the stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal (other than interests which all stockholders would have).
The Board of Directors may reject any stockholder proposal not timely made in accordance with the terms of this Article 9.D. If the Board of Directors, or a designated committee thereof, determines that the information provided in a stockholder’s notice does not satisfy the information requirements of this Article 9.D, the Secretary of the Corporation shall promptly notify such stockholder of the deficiency in the notice. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time not to exceed five days from the date such deficiency notice is given to the stockholder as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee determines that the additional information provided by the stockholder, together with information previously provided does not satisfy the requirements of this Article 9.D in any material respect, then the Board of Directors may reject such stockholder’s proposal. The Secretary of the Corporation shall notify a stockholder in writing whether his proposal has been made in accordance with the time and informational requirements of this Article 9.D. Notwithstanding the procedures set forth in this paragraph, if neither the Board of Directors nor such committee makes a determination as to the validity of any stockholder proposal, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the stockholder proposal was made in accordance with the terms of this Article 9.D. If the presiding officer determines that a stockholder proposal was made in accordance with the terms of this Article 9.D, he shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to any such proposal. If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of this Article 9.D, he shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting.
This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees of the Board of Directors, but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated, filed and received as herein provided.
Article 10. Restrictions on Offers and Acquisitions of the Corporation’s Equity Securities.
A.Restrictions. The definitions and other provisions set forth in Article 9.A are also applicable to this Article 10. Except as set forth in Article 10.B, for a period of five years from the completion of the mutual-to-stock conversion of the Savings Bank and the reorganization of the Savings Bank into the holding company structure, no Person shall directly or indirectly Offer to acquire or acquire the Beneficial Ownership of (i) more than 10% of the issued and outstanding shares of any class of an equity security of the Corporation, or (ii) any securities convertible into, or exercisable for, any equity securities of the Corporation if, assuming conversion or exercise by such Person of all securities of which such Person is the Beneficial Owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such Person is not the Beneficial Owner), such Person would be the Beneficial Owner of more than 1100 of any class of an equity security of the Corporation.
B.Exclusions. The foregoing restrictions shall not apply to (i) any Offer with a view toward public resale made exclusively to the Corporation by underwriters or a selling group acting on its behalf, (ii) any employee benefit plan or arrangement established by the Corporation or the Savings Bank and any trustee of such a plan or arrangement, and (iii) any other Offer or acquisition approved in advance by the affirmative vote of two-thirds of the Corporation’s Board of Directors.
C.Remedies. In the event that shares are acquired in violation of this Article 10, all shares Beneficially Owned by any Person in excess of !0% shall be considered “Excess Shares” and shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as Voting Shares in connection with any matters submitted to stockholders for a vote, and the Board of Directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of the sale.
D.Expirations. Article 10 of these Articles of Incorporation shall expire and, along with all references thereto, no longer be a part hereof on the fifth anniversary of the completion of the mutual-to-stock conversion of the Savings Bank and the reorganization of the Savings Bank into the holding company structure.
Article 11. Amendment of Articles and Bylaws.
A.Articles. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment, addition, alteration, change or repeal of these Articles of Incorporation shall be made unless it is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and thereafter is approved by the holders of a majority (except as provided below) of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, shall be required to amend, adopt, alter, change or repeal any provisions inconsistent with Article 6, 7, 8, 9, 10 and 11.
B.Bylaws. The Board of Directors, to the extent permitted by law, or stockholders may adopt, alter, amend or repeal the Bylaws of the Corporation. Such action by the Board of Directors shall require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors. Such action by the stockholders shall require the affirmative vote of the holders of a majority of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, provided that the affirmative vote of the holders of at least 75% of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, shall be required to amend, adopt, alter, change or repeal any provision inconsistent with Section 4.1, 4.2, 4.3 and 4.4 of the Bylaws and Articles VIII and XII of the Bylaws.